CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our report dated March 26, 2014, of E-QURE Corp. (formerly ADB International Group, Inc.) (A Development Stage Company) relating to the financial statements as of December 31, 2013 and 2012 and for the years then ended, as well as for the period from re-entering the development stage (January 1, 2011) to December 31, 2013, and the reference to our firm under the caption "Experts" in the Registration Statement.

/s/M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas

September 4, 2014